Exhibit 99.1

ADT REPORTS SECOND QUARTER 2019 RESULTS

Total revenue growth accelerates to 13%
Organic revenue growth from ADT Commercial of 19%
Over 100,000 Command and Control installs; interactive take rate climbs to over 80%
Updating full-year guidance

BOCA RATON, FL – August 6, 2019 – ADT Inc. (NYSE: ADT), a leading provider of monitored security and interactive home and business automation solutions in the United States and Canada, today reported the results for its second quarter of 2019.

SECOND QUARTER 2019 HIGHLIGHTS COMPARED TO PRIOR YEAR(1)
•Total revenue of $1,284 million, up 13%
•Net loss of $104 million, compared to net loss of $67 million
•Year to date net cash provided by operating activities of $979 million, compared to $963 million
•Year to date net cash used in investing activities of $788 million, compared to $696 million
•Year to date net cash used in financing activities of $515 million, compared to net cash provided of $705 million
•Adjusted EBITDA of $630 million, compared to $610 million
•Year to date Free Cash Flow before special items of $292 million, compared to $310 million
•Trailing twelve-month revenue payback of 2.4 years
•Trailing twelve-month gross customer revenue attrition of 13.3%, compared to 13.5%(2)

"We generated strong revenue growth ahead of our expectations during the second quarter, with a solid performance from residential and commercial," stated Jim DeVries, ADT's President and CEO. "Commercial total revenue expanded 19% on an organic basis and revenue from business customers now accounts for more than 25% of our total revenues. On the residential side, following our recent launch of Command and Control, we've installed over 100,000 new panels leading to a record interactive adoption rate of over 80% and higher average revenue for our monitored security and home automation customers. We're confident that our sharp focus on the fundamentals of our business, combined with our numerous exciting strategic initiatives, will help us leverage the trusted ADT brand to further grow the business and enhance shareholder value over the long-term."

SECOND QUARTER 2019 RESULTS(1)
Total revenue was $1,284 million, up 13%, or $152 million year-over-year. Monitoring and related services revenue (“M&S revenue”), which comprised $1,085 million of total revenue, was up 6%, or $62 million over the same period last year. The growth in M&S revenue was primarily attributable to incremental revenue from acquisitions. The remainder of the increase was due to an increase in monthly recurring revenue, which resulted from improvements in average pricing, partially offset by customer attrition and lower volume of additions. In addition to M&S revenue, installation and other revenue was up by an additional $90 million from last year as a result of the successful execution of the Company’s commercial growth strategy.
Recurring monthly revenue (RMR) grew by 4% in the quarter, of which 2% is due to Red Hawk, over the same period last year. Net growth in US residential and commercial was offset by a decline in RMR attributable to Canada.
The Company reported a net loss of $104 million, compared to prior year's net loss of $67 million. The increase in net loss was due to loss on extinguishment of debt of $67 million related to the re-capitalization of debt in April 2019 as well as lower other income of $28 million due to miscellaneous items in 2018. These increases in net loss were offset by higher operating income, lower interest expense, and higher income tax benefit. Basic and diluted earnings per share was $(0.14) versus $(0.09) in the prior year. Diluted earnings per share before special items was $(0.02) versus $(0.07) in the prior year.
Adjusted EBITDA was $630 million, up 3%, or $20 million year-over-year. Adjusted EBITDA growth was driven by higher M&S revenue combined with higher revenue from transactions in which equipment is sold outright to customers, partially offset by the associated costs and an increase in selling, general and administrative expenses, excluding items outside of the Company’s definition of Adjusted EBITDA.
Trailing twelve-month gross customer revenue attrition, excluding DIY,(2) was 13.3%, compared to 13.5%, an improvement of approximately 20 basis points year-over-year.
Trailing twelve-month customer revenue payback was 2.4 years, consistent with last year, and driven by RMR addition growth of approximately 3%, combined with lower subscriber acquisition spend on new additions, partially offset by higher spend on upgrades and add-ons.
Year to date net cash provided by operating activities was $979 million, up from $963 million in the prior year. The increase in cash flows provided by operating activities was primarily due to an increase in monitoring and related services combined with an increase in transactions in which equipment is sold outright to customers, partially offset by the associated costs and an increase in selling, general and administrative expenditures.
Year to date net cash used in investing activities was $788 million, compared to $696 million in the prior year. The increase in cash flows used in investing activities was primarily due to an increase in cash used for business acquisitions, net of cash acquired. The remainder of the increase is due to the volume and timing of dealer and bulk additions, spend on subscriber system assets, and non-subscriber capital expenditures.
Year to date net cash used in financing activities was $515 million and consisted of the net repayment of long-term borrowings, payments for the repurchase and retirement of common stock, payments associated with deferred financing costs in connection with the re-financing of debt, and dividend payments on common stock. In the prior year, net cash provided by financing activities consisted primarily of net proceeds from the IPO, offset by repayment of long-term borrowings and dividend payments.
Year to date Free Cash Flow before special items was $292 million, down from $310 million in the prior year. The year-over-year decrease was primarily a result of higher subscriber acquisition costs and non-subscriber capital expenditures, offset by an increase in cash flows from operating activities.

HIGHLIGHTS
Continued Execution of Commercial Growth Strategy – ADT Commercial continues to bring together the experience, capabilities, products, and service offerings from acquisitions, with the goal of creating a best-in-class security and life safety provider. In the second quarter, ADT Commercial acquired Security Corporation, a leading regional commercial security integrator headquartered in Detroit, MI, with an additional office in Columbus, OH.
Launched ADT Command Panel and Control Platform Nationally – As previously announced, the Company rolled out its first-generation, fully interactive security and home automation system nationally. ADT Command and Control offers a rich feature set customized to address customers' lifestyle and needs, while increasing operational efficiencies. Following the national launch in March, ADT had installed over 100,000 Command Panels as of June 30, 2019.
Driving Growth Through New Business Initiatives – During and subsequent to the second quarter, the Company added new partnerships to extend its leadership position in home security and automation. In May, ADT teamed up with Amazon to begin offering Alexa Guard to complement customers' ADT home security systems with Smart Alerts, Away Lighting, and hands-free voice control of ADT Pulse and Control security systems. In June, a partnership was announced with BH Property Management Services to offer smart technology integration and convenience services. BH Management will outfit residences with ADT security, automated smart door locks, and smart thermostats. In July, the Company signed an agreement with Farmers Insurance® involving an ADT offering of professionally monitored, smart home solutions. Farmers Insurance® is expected to offer a policy discount to eligible customers with certain qualifying services, including certain ADT services. This future pilot is expected to begin in Georgia later this quarter.
Initiated and Expanded Consumer Financing Pilot – In April, ADT launched a pilot program in five cities with Citizens Financial Group. Subsequent to the second quarter, in July, the Company expanded the program to an additional three markets. Under this consumer financing agreement, customers will have the opportunity to finance the upfront costs of becoming an ADT customer.
Share Repurchases – The Company previously announced approval of a share repurchase program which permits the Company to repurchase up to $150 million of its shares of common stock through February 27, 2021. During the second quarter, the Company repurchased and retired approximately 21 million shares of common stock for approximately $128 million, substantially completing the program.
Dividend Reinvestment Program – As previously announced, the Company implemented a dividend reinvestment plan (“DRIP”), which allows stockholders to designate all or a portion of the cash dividends on their shares of common stock for reinvestment in additional shares of the Company’s common stock. During the second quarter of 2019, the Company declared $26 million (or $0.035 per share) in dividends, of which $3 million were paid in cash and $23 million were paid in shares of common stock pursuant to DRIP elections.
Quarterly Dividend – On August 6, 2019, the Company announced a dividend of $0.035 per share to common stockholders of record on September 11, 2019. The dividend will be distributed on October 2, 2019.

2019 FINANCIAL OUTLOOK
The Company is providing the following updated financial guidance for 2019:(3)

(in millions, except attrition data)	2019 Original	2019 Revised
Total Revenue	$4,900 - $5,100	$5,000 - $5,150
Adjusted EBITDA	$2,460 - $2,500	$2,470 - $2,500
Free Cash Flow before special items	$570 - $610	$570 - $610
Gross Customer Revenue Attrition(4)	13.2% - 12.8%	13.4% - 13.1%

The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA and Free Cash Flow before special items to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as special items discussed below under the heading — Non-GAAP Measures “Adjusted EBITDA” and “Free Cash Flow before special items.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.
____________________________

(1)	All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Free Cash Flow before special items, Diluted earnings per share before special items, and Commercial Organic Revenue Growth are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, RMR additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(2)	Consistent with the Company’s original 2019 guidance, as of January 1, 2019, in conjunction with the acquisition of LifeShield LLC, the Company will be presenting gross customer revenue attrition excluding existing and new do-it-yourself (“DIY”) customers. As a result, trailing twelve-month gross customer revenue attrition excludes DIY customers. For all communications covering periods prior to January 1, 2019, trailing twelve-month gross customer revenue attrition included DIY customers and as of June 30, 2018, was 3 basis points higher and rounded to 13.6% with DIY customers included.

(3)	Guidance excludes 3G and CDMA radio conversion costs. While there are many variables involved in those costs, including retention levels, system upgrade rates, revenue opportunities, cost-sharing opportunities, and possible technology solutions, the Company currently estimates aggregate net expenditures could be between $200 – $325 million over the course of the next three years. For 2019, the Company expects to incur net costs of approximately $25 – $35 million in special items related to these conversions, which are excluded from our guidance.
(2)	Consistent with the Company’s original 2019 guidance, as of January 1, 2019, in conjunction with the acquisition of LifeShield LLC, the Company will be presenting gross customer revenue attrition excluding existing and new do-it-yourself (“DIY”) customers. As a result, trailing twelve-month gross customer revenue attrition excludes DIY customers. For all communications covering periods prior to January 1, 2019, trailing twelve-month gross customer revenue attrition included DIY customers and as of June 30, 2018, was 3 basis points higher and rounded to 13.6% with DIY customers included.
(4)	Guidance excludes wholesale customers who outsource monitoring to ADT and impacts from DIY given the Company’s 2019 acquisition of LifeShield; calculated on a trailing twelve-months basis.

Media Inquiries:	Investor Relations:
Mónica Talán - ADT mtalan@adt.com	Jason Smith - ADT tel: 888.238.8525 investorrelations@adt.com

Conference Call
Management will discuss the Company’s second quarter results during a conference call and webcast today beginning at 5:00 p.m. (ET). The conference call can be accessed as follows:
•By dialing 1-855-327-6838 (domestic) or 1-604-235-2082 (international) and requesting the ADT Second Quarter 2019 Earnings Conference Call
•Live webcast accessed through ADT’s website at investor.adt.com
An audio replay of the conference call will be available from approximately 8:00 pm ET on August 6, 2019 until 11:59 pm ET on August 20, 2019, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 10007385, or by accessing ADT's website at investor.adt.com. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.
From time to time, the Company may use its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted on and accessible at investor.adt.com.

About ADT Inc.
ADT is a leading provider of monitored security and interactive home and business automation solutions in the United States and Canada. Making security more accessible than ever before, and backed by 24/7 customer support, ADT is committed to providing superior customer service with a focus on speed and quality of responsiveness, helping customers feel safer and empowered. ADT is headquartered in Boca Raton, Florida and employs approximately 19,000 people throughout North America.

ADT Inc.
1501 Yamato Road
Boca Raton, FL 33431
561.322.7235
www.adt.com

NON-GAAP MEASURES
To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, Free Cash Flow before special items, Net Income (Loss) before special items, Diluted Earnings Per Share (“EPS”) before special items, and Commercial Organic Revenue Growth as non-GAAP measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
Adjusted EBITDA
We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets, (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions, (v) share-based compensation expense, (vi) merger, restructuring, integration, and other, (vii) losses on extinguishment of debt, (viii) radio conversion costs, (ix) financing and consent fees, (x) foreign currency gains/losses, (xi) acquisition related adjustments, and (xii) other charges and non-cash items.
There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP. The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of monitoring and related services revenue.
Free Cash Flow
We believe that the presentation of Free Cash Flow is appropriate to provide additional information to investors about our ability to repay debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchases of property, plant, and equipment; subscriber system asset additions; and accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flows as calculated in accordance with GAAP.
Free Cash Flow before special items
We define Free Cash Flow before special items as Free Cash Flow adjusted for payments related to (i) financing and consent fees, (ii) restructuring and integration, (iii) integration related capital expenditures, (iv) radio conversion costs, and (v) other payments or receipts that may mask the operating results or business trends of the Company. As a result, subject to the limitations described below, Free Cash Flow before special items is a useful measure of our cash available to repay debt, make other investments, and pay dividends.
Free Cash Flow before special items adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow before special items is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow before special items in combination with the GAAP cash flow numbers.
Net Income (Loss) and Diluted EPS before special items
Net Income (Loss) before special items is defined as net income (loss) adjusted for (i) merger, restructuring, integration, and other, (ii) financing and consent fees, (iii) foreign currency gains/losses, (iv) losses on extinguishment of debt, (v) radio conversion costs, (vi) share-based compensation expense, (vii) the change in the fair value of interest rate swaps not designated as hedges, (viii) acquisition related adjustments, (ix) other charges and non-cash items, and (x) the impact these adjusted items have on taxes. Diluted EPS before special items is diluted EPS adjusted for the items above. The difference between Net Income (Loss) before special items and Diluted EPS before special items, and net income (loss) and diluted EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. The Company believes that Net Income (Loss) and Diluted EPS both before special items are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease our reported operating income, operating margin, net income or loss, and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character, and impact of any increase or decrease on reported results.
Commercial Organic Revenue Growth
We believe that the presentation of commercial organic revenue growth is appropriate to provide additional information to investors about the periodic growth of our business on a consistent basis.
We define commercial organic growth as total revenue growth associated with commercial and national accounts adjusted for the timing and impact of business acquisitions. Commercial organic revenue growth excludes incremental revenue associated with commercial and national accounts from acquisitions until there is a full twelve-month overlap from the date of acquisition.
There are material limitations to using commercial organic revenue growth. Commercial organic revenue growth does not take into account all revenue from commercial and national accounts in a given period. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering commercial organic revenue growth in conjunction with GAAP revenue numbers.

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties, including under the heading 2019 Financial Outlook. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$43	$363
Accounts receivable trade, net	276	246
Inventories, net	108	89
Work-in-progress	28	26
Prepaid expenses and other current assets	128	130
Total current assets	582	854
Property and equipment, net	357	327
Subscriber system assets, net	2,930	2,908
Intangible assets, net	7,226	7,488
Goodwill	5,145	5,082
Deferred subscriber acquisition costs, net	488	430
Other assets	249	120
Total assets	$16,977	$17,209

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$330	$58
Accounts payable	275	221
Deferred revenue	340	335
Accrued expenses and other current liabilities	446	398
Total current liabilities	1,391	1,012
Long-term debt	9,481	9,944
Deferred subscriber acquisition revenue	630	544
Deferred tax liabilities	1,288	1,342
Other liabilities	298	141
Total liabilities	13,087	12,984
Total stockholders' equity	3,890	4,225
Total liabilities and stockholders' equity	$16,977	$17,209
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended		For the Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Monitoring and related services	$1,085	$1,023	$2,156	$2,040
Installation and other	198	108	371	207
Total revenue	1,284	1,131	2,527	2,248
Cost of revenue (exclusive of depreciation and
amortization shown separately below)	338	246	664	495
Selling, general and administrative expenses	345	323	669	628
Depreciation and intangible asset amortization	501	488	997	972
Merger, restructuring, integration, and other	7	—	13	8
Operating income	93	74	184	145
Interest expense, net	(155)	(174)	(314)	(349)
Loss on extinguishment of debt	(67)	—	(88)	(62)
Other income	2	29	3	29
Loss before income taxes	(127)	(71)	(216)	(236)
Income tax benefit	23	5	45	12
Net loss	$(104)	$(67)	$(171)	$(224)

Net loss per share:
Basic and diluted	$(0.14)	$(0.09)	$(0.23)	$(0.30)

Weighted-average number of shares:
Basic and diluted	749,575	750,009	752,895	739,354
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Six Months Ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net loss	$(171)	$(224)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	997	972
Amortization of deferred subscriber acquisition costs	38	27
Amortization of deferred subscriber acquisition revenue	(50)	(36)
Share-based compensation expense	46	95
Deferred income taxes	(48)	(10)
Provision for losses on accounts receivable and inventory	28	28
Loss on extinguishment of debt	88	62
Other non-cash items, net	68	2
Changes in operating assets and liabilities, net of the effects of acquisitions:
Deferred subscriber acquisition costs	(98)	(89)
Deferred subscriber acquisition revenue	135	128
Other, net	(54)	7
Net cash provided by operating activities	979	963
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(334)	(328)
Subscriber system assets	(294)	(281)
Capital expenditures	(84)	(65)
Acquisition of businesses, net of cash acquired	(77)	(36)
Other investing, net	1	14
Net cash used in investing activities	(788)	(696)
Cash flows from financing activities:
Proceeds from initial public offering, net of related fees	—	1,406
Proceeds from long-term borrowings	1,956	—
Repayment of long-term borrowings, including call premiums	(2,250)	(674)
Dividends on common stock	(30)	(26)
Repurchases of common stock	(150)	—
Deferred financing costs	(44)	—
Other financing, net	2	—
Net cash (used in) provided by financing activities	(515)	705

Effect of currency translation on cash	1	(1)

Net (decrease) increase in cash and cash equivalents and restricted cash and cash equivalents	(323)	971
Cash and cash equivalents and restricted cash and cash equivalents at beginning of period	367	127
Cash and cash equivalents and restricted cash and cash equivalents at end of period	$44	$1,098
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

Adjusted EBITDA

	For the Quarters Ended		For the Six Months Ended
(in millions)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net loss	$(104)	$(67)	$(171)	$(224)
Interest expense, net	155	174	314	349
Income tax benefit	(23)	(5)	(45)	(12)
Depreciation and intangible asset amortization	501	488	997	972
Amortization of deferred subscriber acquisition costs	20	14	38	27
Amortization of deferred subscriber acquisition revenue	(26)	(19)	(50)	(36)
Share-based compensation expense	23	46	46	95
Merger, restructuring, integration and other	7	—	13	8
Loss on extinguishment of debt	67	—	88	62
Radio conversion costs, nets(1)	1	2	1	3
Financing and consent fees(2)	—	—	1	—
Foreign currency losses/(gains)(3)	—	1	(1)	2
Acquisition related adjustments(4)	5	4	13	8
Licensing fees(5)	—	(22)	—	(22)
Other(6)	5	(8)	7	(2)
Adjusted EBITDA	$630	$610	$1,252	$1,230

Net loss to total revenue ratio	(8.1)%	(5.9)%	(6.7)%	(10.0)%
Adjusted EBITDA Margin (as percentage of M&S Revenue)	58.1%	59.7%	58.1%	60.3%
Note: amounts may not add due to rounding
_______________________
(1) Represents costs associated with upgrading cellular technology used in many of our security systems, offset by any incremental revenue earned.
(2) Represents fees incurred associated with the issuance, restatement, and amendment of debt.
(3) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(4) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(5) The quarter and six months ended June 30, 2018 include other income related to approximately $22 million of one-time licensing fees.
(6) Represents certain advisory and other costs associated with our transition to a public company as well as other charges and non-cash items. The quarter and six months ended June 30, 2018 include a gain of $7.5 million from the sale of equity in a third party that we received as part of a settlement.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

Free Cash Flow Before Special Items

	For the Quarters Ended		For the Six Months Ended
(in millions)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net cash provided by operating activities	$470	$458	$979	$963
Net cash used in investing activities	(388)	(329)	(788)	(696)
Net cash (used in) provided by financing activities	(135)	(43)	(515)	705

Net cash provided by operating activities	$470	$458	$979	$963
Dealer generated customer accounts and bulk account purchases	(171)	(168)	(334)	(328)
Subscriber system assets	(149)	(143)	(294)	(281)
Capital expenditures	(47)	(32)	(84)	(65)
Free Cash Flow	104	116	267	289
Financing and consent fees	1	—	1	—
Restructuring and integration payments	5	5	8	11
Integration related capital expenditures	1	2	2	6
Radio conversion costs, net	3	2	3	3
Other	6	(1)	10	1
Free Cash Flow before special items	$121	$123	$292	$310
Note: amounts may not add due to rounding

Net Loss Before Special Items

	For the Quarters Ended		For the Six Months Ended
(in millions)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net loss	$(104)	$(67)	$(171)	$(224)
Merger, restructuring, integration, and other	7	—	13	8
Financing and consent fees(1)	—	—	1	—
Foreign currency losses/(gains)(2)	—	1	(1)	2
Loss on extinguishment of debt	67	—	88	62
Radio conversion costs, net(3)	1	2	1	3
Share-based compensation expense	23	46	46	95
Interest rate swaps, net(4)	5	(2)	8	(8)
Acquisition related adjustments(5)	5	4	13	8
Licensing fees(6)	—	(22)	—	(22)
Other(7)	5	(8)	7	(2)
Tax adjustments(8)	(25)	(5)	(39)	3
Net loss before special items	$(16)	$(50)	$(31)	$(75)
Note: amounts may not add due to rounding
_______________________
(1) Represents fees incurred associated with the issuance, restatement, and amendment of debt.
(2) Represents the conversion of intercompany loans that are denominated in Canadian dollars to U.S. dollars.
(3) Represents costs associated with upgrading cellular technology used in many of our security systems, offset by any incremental revenue earned.
(4) Primarily represents the change in the fair value of interest rate swaps not designated as hedges.
(5) Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions.
(6) The quarter and six months ended June 30, 2018 include other income related to approximately $22 million of one-time licensing fees.
(7) Represents certain advisory and other costs associated with our transition to a public company as well as other charges and non-cash items. The quarter and six months ended June 30, 2018 include a gain of $7.5 million from the sale of equity in a third party that we received as part of a settlement.
(8) Represents tax impact on special items. In 2018, includes a one-time non-deductible tax impact on share-based compensation expense related to the Class B Units in Ultimate Parent.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

Diluted EPS Before Special Items

	For the Quarters Ended		For the Six Months Ended
(in millions, except per share data)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Diluted EPS (GAAP)	$(0.14)	$(0.09)	$(0.23)	$(0.30)
Impact of special items	0.15	0.03	0.24	0.20
Impact of tax adjustments	(0.03)	(0.01)	(0.05)	—
Diluted EPS before special items	$(0.02)	$(0.07)	$(0.04)	$(0.10)

Basic and diluted weighted-average number of shares outstanding	750	750	753	739
Note: amounts may not add due to rounding

Commercial Organic Revenue Growth

	For the Quarters Ended
(in millions)	June 30, 2019	June 30, 2018
Total revenue	1,284	1,131
Revenue growth	13%

Commercial revenue(1)	263	139
Commercial revenue growth	90%

Acquisition-related commercial revenue(2)	98
Commercial organic revenue	165	139
Commercial organic revenue growth	19%
_______________________
(1) Represents total revenue associated with commercial and national accounts.
(2) Represents incremental total revenue associated with commercial and national accounts from acquisitions until there is a full twelve-month overlap from the date of acquisition.